Exhibit 10.1

[Company Letterhead]

August     , 2014

[Name]

Dear [    ],

As you know, International Rectifier Corporation (the “Company”) is proposing to enter into an Agreement and Plan of Merger with Infineon Technologies AG (“Parent”) and a wholly-owned subsidiary of Parent (the “Merger Sub”) (as amended, modified, and supplemented from time to time, the “Merger Agreement”) for the purpose of effecting a merger of the Company and the Merger Sub, with the Company as the surviving corporation in the merger (the “Merger”).

You hereby confirm that a “Change in Control” (as defined in your [Severance]/[Change-in-Control Severance]/[Employment] Agreement dated as of [    ] (the “Severance Agreement”)) shall not be deemed to have occurred until the consummation of a Transaction, notwithstanding the definition of “Change in Control” in your Severance Agreement. Your execution of this letter where indicated below constitutes such confirmation.  For purposes hereof, “Transaction” means the Merger or any transaction pursuant to a definitive agreement entered into by and between the Company and another party in respect of a Superior Proposal (as defined in the Merger Agreement).

In the event the Merger Agreement is terminated without the Merger being consummated (other than in connection with the Company entering into a definitive agreement for a Superior Proposal) or, if the Company enters into a definitive agreement for a Superior Proposal and such agreement is terminated without a Transaction being consummated, this letter shall become null and void and be of no further force and effect.

Sincerely,

International Rectifier Corporation

By:
Name:
Title:

Accepted and Agreed:

[Name]